Exhibit 99.1

XPO Logistics Announces Second Quarter 2022 Results and Raises Full Year 2022 Financial Outlook

Reports second quarter records for revenue, net income from continuing operations and adjusted EBITDA

Improves North American LTL operating ratio to 82.5%, and improves adjusted operating ratio by 70 basis points year-over-year to 80.4%

Achieves North American truck brokerage year-over-year volume growth of 16%

Reduces net leverage to 1.8x

GREENWICH, Conn. — August 4, 2022 — XPO Logistics, Inc. (NYSE: XPO) today announced its financial results for the second quarter 2022.

Revenue increased to $3.23 billion for the second quarter, compared with $3.19 billion for the same period in 2021. Net income from continuing operations attributable to common shareholders was $141 million for the second quarter, compared with $113 million for the same period in 2021. Operating income was $230 million for the second quarter, compared with $191 million for the same period in 2021. Diluted earnings from continuing operations per share was $1.22 for the second quarter, compared with $1.00 for the same period in 2021.

Adjusted net income from continuing operations attributable to common shareholders, a non-GAAP financial measure, increased to $209 million for the second quarter, compared with $138 million for the same period in 2021. Adjusted diluted earnings from continuing operations per share, a non-GAAP financial measure, was $1.81 for the second quarter, compared with $1.22 for the same period in 2021.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $405 million for the second quarter, compared with $330 million for the same period in 2021.

For the second quarter 2022, the company generated $199 million of cash flow from operating activities and $73 million of free cash flow, a non-GAAP financial measure.

Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Raises 2022 Financial Outlook

The company raised its full year targets for adjusted EBITDA, adjusted diluted EPS and free cash flow, and updated the underlying metrics:

•	Adjusted EBITDA of $1.40 billion to $1.43 billion, an increase from the prior target of $1.35 billion to $1.39 billion:
—	Includes third quarter adjusted EBITDA of $330 million to $345 million, excluding gains on sales of real estate;
—	North American less-than-truckload (LTL) expected to generate at least $1 billion of full year adjusted EBITDA, including gains on sales of real estate of up to $50 million in the fourth quarter;
•	Year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio, excluding gains on sales of real estate, unchanged;
•	Depreciation and amortization of approximately $385 million, excluding amortization of acquisition-related intangible assets, unchanged;
•	Interest expense of $145 million to $150 million, a decrease from the prior target of $150 million to $160 million;
•	Effective tax rate of 24% to 25%, unchanged; and
•	Adjusted diluted EPS of $5.55 to $5.90, an increase from the prior target of $5.20 to $5.60; excludes amortization of acquisition-related intangible assets, and assumes 117 million diluted shares outstanding at year-end 2022.

With respect to 2022 cash flows, the targets are:

•	Gross capital expenditures of $500 million to $550 million, unchanged;
•	Net capital expenditures of $425 million to $475 million, unchanged; and
•	Free cash flow of $425 million to $475 million, excluding all transaction-related impacts, an increase from the prior target of $400 million to $450 million.

The outlook does not take into account the intended spin-off of the company’s tech-enabled brokered services platform or the divestiture of the European business.

CEO Comments

Brad Jacobs, chairman and chief executive officer of XPO Logistics, said, “In the second quarter, all of our reported metrics were ahead of guidance and consensus. It was our company’s ninth straight quarterly beat on adjusted EBITDA. Our North American less-than-truckload network and our tech-enabled brokered transportation platform have tremendous momentum heading into the spin-off, when we expect to separate these businesses into independent companies.

“In LTL, Mario Harik led his team to record second quarter revenue, as well as an operating ratio of 82.5% and an adjusted operating ratio of 80.4%. It was our best quarterly adjusted operating ratio to date, excluding real estate, with a year-over-year improvement of 70 basis points, on track for more than 100 basis points of improvement this year. Yield, excluding fuel, accelerated year-over-year by 11%. We maintained the highest level of network fluidity since 2020, and won a record amount of new business in the quarter. We also doubled our trailer manufacturing output year-over-year.

“In our North American transportation division, led by Drew Wilkerson, our truck brokerage business again sharply outperformed the industry. We delivered our seventh consecutive quarter of double-digit volume growth in truck brokerage, up year-over-year by 16%. Our XPO Connect digital platform is the force behind this growth, with a 74% year-over-year increase in weekly average carrier users, and 80% of orders created or covered digitally, up from 74% in the first quarter.”

Jacobs continued, “Today, we reported the highest adjusted EBITDA of any quarter in our history, and raised our 2022 full year guidance. Our company has a 38% return on invested capital, net leverage of 1.8x, and multiple catalysts for value creation largely independent of the macro. Following the planned fourth quarter spin-off, we’ll become two strong, standalone companies with long runways for earnings growth.”

Results by Business Segment

Second Quarter 2022 Summary Segment Results

Three months ended June 30,	Revenue		Operating Income (Loss)		Adjusted EBITDA(1)
(in millions)	2022	2021	2022(2)	2021	2022	2021
North American Less-Than-Truckload Segment	$1,239	$1,081	$216	$187	$294	$258
Brokerage and Other Services Segment	2,067	2,161	93	67	152	130
Corporate and Intersegment Eliminations	(74)	(56)	(79)	(63)	(41)	(58)
Total(3)	$3,232	$3,186	$230	$191	$405	$330

Six months ended June 30,	Revenue		Operating Income (Loss)		Adjusted EBITDA(1)
(in millions)	2022	2021	2022(2)	2021	2022	2021
North American Less-Than-Truckload Segment	$2,344	$2,043	$348	$332	$499	$472
Brokerage and Other Services Segment	4,499	4,232	193	131	316	255
Corporate and Intersegment Eliminations	(138)	(100)	314	(133)	(89)	(118)
Total(3)	$6,705	$6,175	$855	$330	$726	$609

(1) Reconciliations of adjusted EBITDA are provided in the attached financial tables

(2) Corporate operating income (loss) includes a $16 million loss and $434 million gain, respectively, for the three and six months ended June 30, 2022 related to the sale of our intermodal operation

(3) See the Non-GAAP Financial Measures section in this release

•	North American Less-Than-Truckload (LTL): The segment generated revenue of $1.2 billion for the second quarter 2022, compared with $1.1 billion for the same period in 2021. The year-over-year growth in revenue primarily reflects an increase in yield.

Operating income for the segment was $216 million for the second quarter 2022, compared with $187 million for the same period in 2021. Adjusted EBITDA for the second quarter 2022, which had no real estate sales, was $294 million; compared with adjusted EBITDA for the second quarter 2021 of $258 million, or $253 million, excluding gains on real estate sales.

Second quarter 2022 operating ratio was 82.5%. Adjusted operating ratio, excluding gains on real estate sales, improved 70 basis points year-over-year to 80.4%.

•	Brokerage and Other Services: Revenue for the segment was $2.07 billion for the second quarter 2022, compared with $2.16 billion for the same period in 2021. The decrease in revenue was due primarily to the sale of our North American intermodal operation in March 2022, which impacted revenue by $266 million, and to foreign currency exchange rates, which impacted revenue by approximately $72 million. Revenue in the second quarter of 2022 benefited from a year-over-year increase in North American truck brokerage volume, facilitated by our digital platform, as well as strong pricing across the segment.

Operating income for the segment was $93 million for the second quarter 2022, compared with $67 million for the same period in 2021. Adjusted EBITDA was $152 million for the second quarter 2022, compared with $130 million for the same period in 2021. The year-over-year increases in adjusted EBITDA were primarily driven by higher revenue in North American truck brokerage and other brokerage services, partially offset by higher third-party transportation and compensation costs and by the sale of the intermodal operation.

Truck brokerage revenue in North America increased 24% to $755 million for the second quarter 2022, compared with $607 million for the same period in 2021. The increase in revenue was primarily driven by a year-over-year increase in volume of 16%.

•	Corporate: Corporate expense was $79 million for the second quarter 2022, compared with $63 million for the same period in 2021. Excluding $38 million of expense, primarily related to the upcoming spin-off and to working capital adjustments for the sale of the intermodal operation, corporate adjusted EBITDA was an expense of $41 million for the second quarter 2022, compared with $58 million for the second quarter 2021.

Liquidity and Deleveraging

As of June 30, 2022, the company had $1.4 billion of total liquidity, including $436 million of cash and cash equivalents and approximately $1.0 billion of available borrowing capacity. The net leverage ratio as of June 30 was 1.8x, down from 2.0x as of March 31, 2022, and within the company’s target range of 1.0x – 2.0x.

Net leverage ratio is calculated as net debt of $2.48 billion, divided by adjusted EBITDA of $1.36 billion for the trailing 12 months ended June 30, 2022.

RXO Spin-Off Brand Announcement

In July, XPO announced that the planned spin-off of its tech-enabled brokered transportation platform in North America will be named RXO and will go to market with the tagline “Massive capacity. Cutting-edge technology.” The new brand is displayed on a landing page, RXO.com, where visitors can register to receive news about upcoming milestones. XPO expects to complete the spin-off transaction in the fourth quarter of 2022.

Conference Call

The company will hold a conference call on Friday, August 5, 2022, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until September 5, 2022. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13731410.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a leading provider of freight transportation services, primarily less-than-truckload (LTL) and truck brokerage. XPO uses its proprietary technology, including the cutting-edge XPO Connect® automated freight marketplace, to move goods efficiently through supply chains. The company’s global network serves 50,000 shippers with approximately 749 locations and 43,000 employees, and is headquartered in Greenwich, Conn., USA. Visit xpo.com and europe.xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this press release.

XPO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis and for corporate and intersegment eliminations; adjusted EBITDA margin on a consolidated basis; adjusted net income from continuing operations attributable to common shareholders and adjusted diluted earnings from continuing operations per share (“adjusted EPS”); margin (revenue less cost of transportation and services) and margin as a percentage of revenue (margin % of revenue) by service offering; free cash flows; adjusted operating income (including and excluding gains on real estate transactions) for our North American less-than-truckload segment; adjusted operating ratio (including and excluding gains on real estate transactions) for our North American less-than-truckload segment; adjusted EBITDA excluding gains on real estate transactions for our North American less-than-truckload segment; return on invested capital (ROIC) on a consolidated basis; net leverage and net debt.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities from continuing operations, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), litigation settlements, tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables. We believe that margin (revenue less cost of transportation and services) and margin as a percentage of revenue (margin % of revenue) improve the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that return on invested capital (ROIC) is an important metric as it measures how effectively we deploy our capital base. ROIC is calculated as net operating profit after tax (NOPAT) for a trailing twelve month period divided by invested capital as of the end of such period. NOPAT is calculated as adjusted EBITDA less depreciation expense, real estate gains and cash taxes plus operating lease interest. Invested capital is calculated as equity plus debt and operating lease liabilities less cash and goodwill and intangibles. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our trailing twelve-month reported adjusted EBITDA.

With respect to our financial targets for full year 2022 adjusted EBITDA, adjusted diluted EPS and free cash flow, and our financial target for 2022 third quarter adjusted EBITDA, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the planned spin-off of our tech-enabled brokered services platform and the sale or listing of our European business, the expected timing of these transactions and the anticipated benefits of these transactions; our full year 2022 financial targets of consolidated adjusted EBITDA, North American LTL adjusted EBITDA and adjusted operating ratio, depreciation and amortization (excluding amortization of acquisition-related intangible assets), interest expense, tax rate, adjusted diluted EPS (excluding amortization of acquisition-related intangible assets), gross capital expenditures, net capital expenditures and free cash flow; our 2022 third quarter financial target of adjusted EBITDA; our expectation of year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio; and our 2022 financial target of at least $1 billion of adjusted EBITDA in the North American LTL segment, including gains on sales of real estate of up to $50 million in the 2022 fourth quarter. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include our ability to effect the spin-off of our tech-enabled brokered services platform and meet the related conditions of the spin-off, our ability to complete the sale or listing of our European business, the expected timing of the completion of these transactions and the terms of the transactions, our ability to achieve the expected benefits of the transactions, our ability to retain and attract key personnel for the separate businesses, the risks discussed in our filings with the SEC, and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to benefit from a sale, spin-off or other divestiture of one or more business units, and the impact of anticipated material compensation and other expenses, including expenses related to the acceleration of equity awards, to be incurred in connection with a substantial disposition; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; goodwill impairment, including in connection with a business unit sale, spin-off or other divestiture; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks, wars or similar incidents, including the conflict between Russia and Ukraine and increased tensions between Taiwan and China; risks and uncertainties regarding the expected benefits of the spin-off of our logistics segment or a future spin-off of a business unit, the impact of the spin-off of our logistics segment or a future spin-off of a business unit on the size and business diversity of our company; the ability of the spin-off of our logistics segment or a future spin-off of a business unit to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees and independent contractors; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; the impact of potential sales of common stock by our chairman; governmental regulation, including trade compliance laws, as well as changes in international trade policies, sanctions and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Where required by law, no binding decision will be made with respect to the divestiture of the European business other than in compliance with applicable employee information and consultation requirements.

Investor Contact

Tavio Headley

XPO Logistics

+1-203-413-4006

tavio.headley@xpo.com

Media Contacts

Joe Checkler

XPO Logistics

+1-203-423-2098

joe.checkler@xpo.com

Karina Frayter

XPO Logistics

+1-203-484-8303

karina.frayter@xpo.com

Nathan Riggs

Kekst CNC

nathan.riggs@kekstcnc.com

+1-212-521-4804

XPO Logistics, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$3,232	$3,186	$6,705	$6,175
Cost of transportation and services (exclusive of depreciation and amortization)	2,153	2,186	4,590	4,239
Direct operating expense (exclusive of depreciation and amortization)	365	358	750	692
Sales, general and administrative expense	324	324	668	662
Depreciation and amortization expense	115	120	231	239
(Gain) loss on sale of business (1)	16	-	(434)	-
Transaction and integration costs	25	6	35	11
Restructuring costs	4	1	10	2
Operating income	230	191	855	330
Other income	(15)	(10)	(29)	(26)
Debt extinguishment loss	26	-	26	8
Interest expense	31	58	68	123
Income from continuing operations before income tax provision	188	143	790	225
Income tax provision	47	30	160	49
Income from continuing operations	141	113	630	176
Income (loss) from discontinued operations, net of taxes	-	45	(1)	100
Net income	141	158	629	276
Net income from discontinued operations attributable to noncontrolling interests	-	(2)	-	(5)
Net income attributable to XPO	$141	$156	$629	$271

Net income (loss) attributable to common shareholders
Continuing operations	$141	$113	$630	$176
Discontinued operations	-	43	(1)	95
Net income attributable to common shareholders	$141	$156	$629	$271

Basic earnings (loss) per share attributable to common shareholders (2)
Continuing operations	$1.23	$1.01	$5.49	$1.61
Discontinued operations	-	0.38	(0.01)	0.87
Basic earnings per share attributable to common shareholders	$1.23	$1.39	$5.48	$2.48
Diluted earnings (loss) per share attributable to common shareholders (2)
Continuing operations	$1.22	$1.00	$5.45	$1.56
Discontinued operations	-	0.38	(0.01)	0.84
Diluted earnings per share attributable to common shareholders	$1.22	$1.38	$5.44	$2.40

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	115	112	115	109
Diluted weighted-average common shares outstanding	116	113	116	113

(1) Gain (loss) on sale of business for the three and six months ended June 30, 2022 reflects a post-closing working capital adjustment of $16 million related to the sale of our North American intermodal operation.

(2) The sum of quarterly earnings (loss) per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods.

XPO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions, except per share data)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$436	$260
Accounts receivable, net of allowances of $47 and $47, respectively	2,190	2,105
Other current assets	271	286
Current assets of discontinued operations	19	26
Total current assets	2,916	2,677
Long-term assets
Property and equipment, net of $1,823 and $1,828 in accumulated depreciation, respectively	1,799	1,808
Operating lease assets	832	908
Goodwill	2,284	2,479
Identifiable intangible assets, net of $589 and $612 in accumulated amortization, respectively	522	580
Other long-term assets	287	255
Total long-term assets	5,724	6,030
Total assets	$8,640	$8,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,153	$1,110
Accrued expenses	1,106	1,107
Short-term borrowings and current maturities of long-term debt	55	58
Short-term operating lease liabilities	142	170
Other current liabilities	159	69
Current liabilities of discontinued operations	19	24
Total current liabilities	2,634	2,538
Long-term liabilities
Long-term debt	2,857	3,514
Deferred tax liability	325	316
Employee benefit obligations	118	122
Long-term operating lease liabilities	689	752
Other long-term liabilities	310	327
Total long-term liabilities	4,299	5,031

Stockholders’ equity
Common stock, $0.001 par value; 300 shares authorized; 115 issued and outstanding as of June 30, 2022 and December 31, 2021	-	-
Additional paid-in capital	1,187	1,179
Retained earnings	672	43
Accumulated other comprehensive loss	(152)	(84)
Total equity	1,707	1,138
Total liabilities and equity	$8,640	$8,707

XPO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Six Months Ended
	June 30,
	2022	2021
Cash flows from operating activities of continuing operations
Net income	$629	$276
Income (loss) from discontinued operations, net of taxes	(1)	100
Income from continuing operations	630	176
Adjustments to reconcile income from continuing operations to net cash from operating activities
Depreciation, amortization and net lease activity	231	239
Stock compensation expense	18	13
Accretion of debt	8	10
Deferred tax expense	6	10
Debt extinguishment loss	26	8
Gain on sale of business	(434)	-
Gains on sales of property and equipment	(2)	(30)
Other	17	11
Changes in assets and liabilities
Accounts receivable	(382)	(223)
Other assets	57	(45)
Accounts payable	203	19
Accrued expenses and other liabilities	21	120
Net cash provided by operating activities from continuing operations	399	308
Cash flows from investing activities of continuing operations
Proceeds from sale of business	705	-
Payment for purchases of property and equipment	(267)	(135)
Proceeds from sale of property and equipment	7	60
Proceeds from settlement of cross currency swaps	19	-
Net cash provided by (used in) investing activities from continuing operations	464	(75)
Cash flows from financing activities of continuing operations
Repayment of borrowings related to securitization program	-	(24)
Repurchase of debt	(651)	(1,200)
Proceeds from borrowings on ABL facility	275	-
Repayment of borrowings on ABL facility	(275)	(200)
Repayment of debt and finance leases	(32)	(43)
Payment for debt issuance costs	-	(5)
Change in bank overdrafts	25	-
Payment for tax withholdings for restricted shares	(13)	(22)
Other	(2)	5
Net cash used in financing activities from continuing operations	(673)	(1,489)
Cash flows from discontinued operations
Operating activities of discontinued operations	(3)	231
Investing activities of discontinued operations	-	(70)
Financing activities of discontinued operations	-	(159)
Net cash provided by (used in) discontinued operations	(3)	2
Effect of exchange rates on cash, cash equivalents and restricted cash	(14)	1
Net increase (decrease) in cash, cash equivalents and restricted cash	173	(1,253)
Cash, cash equivalents and restricted cash, beginning of period	273	2,065
Cash, cash equivalents and restricted cash, end of period	446	812
Less: Cash, cash equivalents and restricted cash of discontinued operations, end of period	-	318
Cash, cash equivalents and restricted cash of continuing operations, end of period	$446	$494

North American Less-Than-Truckload Segment
Summary Financial Table
(Unaudited)
(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change %	2022	2021	Change %
Revenue (excluding fuel surcharge revenue)	$948	$917	3.4%	$1,846	$1,744	5.8%
Fuel surcharge revenue	291	164	77.4%	498	299	66.6%
Revenue	1,239	1,081	14.6%	2,344	2,043	14.7%
Salaries, wages and employee benefits	524	486	7.8%	1,019	939	8.5%
Purchased transportation	134	116	15.5%	270	210	28.6%
Fuel and fuel-related taxes	121	71	70.4%	215	134	60.4%
Other operating expenses	159	145	9.7%	327	279	17.2%
Depreciation and amortization	60	57	5.3%	115	112	2.7%
Rents and leases	23	19	21.1%	45	37	21.6%
Transaction and integration costs	2	-	NM	2	-	NM
Restructuring costs	-	-	NM	3	-	NM
Operating income	216	187	15.5%	348	332	4.8%
Operating ratio (1)	82.5%	82.7%		85.1%	83.7%
Other income (2)	15	14		30	28
Amortization expense	9	9		17	17
Transaction and integration costs	2	-		2	-
Restructuring costs	-	-		3	-
Adjusted operating income (3)	$242	$210	15.2%	$400	$377	6.1%
Adjusted operating ratio (3) (4)	80.4%	80.6%		82.9%	81.5%
Depreciation expense	51	48	6.3%	98	95	3.2%
Other	1	-	NM	1	-	NM
Adjusted EBITDA (5)	$294	$258	14.0%	$499	$472	5.7%
Adjusted EBITDA margin (6)	23.7%	23.9%		21.3%	23.1%

Gains on real estate transactions	-	(5)		-	(22)
Adjusted EBITDA, excluding gains on real estate transactions (3)	294	253	16.2%	$499	$450	10.9%
Adjusted operating income, excluding gains on real estate transactions (3)	$242	$205	18.0%	$400	$355	12.7%
Adjusted operating ratio, excluding gains on real estate transactions (3) (4)	80.4%	81.1%		82.9%	82.6%

NM - Not meaningful.
(1) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).
(2) Other income primarily consists of pension income.
(3) See the “Non-GAAP Financial Measures” section of the press release.
(4) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)); adjusted operating margin is the inverse of adjusted operating ratio
(5) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280.
(6) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

North American Less-Than-Truckload Segment
Summary Data Table
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change %	2022	2021	Change %
Pounds per day (thousands)	72,333	76,520	-5.5%	71,250	73,636	-3.2%

Shipments per day	50,274	53,130	-5.4%	49,316	51,466	-4.2%

Average weight per shipment (in pounds)	1,439	1,440	-0.1%	1,445	1,431	1.0%

Gross revenue per shipment	$398.21	$326.45	22.0%	$383.44	$320.67	19.6%

Gross revenue per hundredweight (including fuel surcharges)	$27.68	$22.67	22.1%	$26.54	$22.41	18.4%

Gross revenue per hundredweight (excluding fuel surcharges)	$21.34	$19.29	10.6%	$21.05	$19.20	9.6%

Average length of haul (in miles)	826.3	836.3		830.6	834.8

Total average load factor (1)	23,955	24,406	-1.8%	24,086	24,408	-1.3%

Average age of tractor fleet (years)	5.87	5.79

Number of working days	64.0	63.5		127.5	126.5

(1) Total average load factor equals freight pound miles divided by total linehaul miles.

Brokerage and Other Services Segment
Summary Financial Table
(Unaudited)
(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change %	2022	2021	Change %
Revenue (1)	$2,067	$2,161	-4.3%	$4,499	$4,232	6.3%
Cost of transportation and services	1,536	1,655	-7.2%	3,387	3,221	5.2%
Direct operating expense	165	180	-8.3%	355	356	-0.3%
Sales, general and administrative expense	214	197	8.6%	441	400	10.3%
Depreciation and amortization	54	60	-10.0%	114	120	-5.0%
Transaction and integration costs	1	2	-50.0%	3	3	0.0%
Restructuring costs	4	-	NM	6	1	500.0%
Operating income	$93	$67	38.8%	$193	$131	47.3%
Other income	-	1		-	-
Depreciation and amortization	54	60		114	120
Transaction and integration costs	1	2		3	3
Restructuring costs	4	-		6	1
Adjusted EBITDA (1)(2)	$152	$130	16.9%	$316	$255	23.9%
Adjusted EBITDA margin (3)	7.4%	6.0%		7.0%	6.0%

NM - Not meaningful.
(1) The second quarter of 2021 includes $266 million of revenue and $11 million of adjusted EBITDA attributable to the intermodal operation.
(2) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280.
(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.
Key Data by Service Offering
(Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
North America
Less-Than-Truckload	$1,275	$1,098	$2,408	$2,074
Truck Brokerage	755	607	1,579	1,203
Last Mile	274	269	520	515
Other Brokerage (1)	199	486	750	939
Total North America	2,503	2,460	5,257	4,731
Europe	807	791	1,594	1,554
Eliminations	(78)	(65)	(146)	(110)
Total Revenue	$3,232	$3,186	$6,705	$6,175

Cost of Transportation and Services (exclusive of depreciation and amortization)
North America
Less-Than-Truckload	$721	$600	$1,394	$1,142
Truck Brokerage	598	518	1,288	1,003
Last Mile	191	178	363	340
Other Brokerage (1)	117	372	502	720
Total North America	1,627	1,668	3,547	3,205
Europe	604	583	1,189	1,144
Eliminations	(78)	(65)	(146)	(110)
Total Cost of Transportation and Services (exclusive of depreciation and amortization)	$2,153	$2,186	$4,590	$4,239

Margin (2) (4)
North America
Less-Than-Truckload	$554	$498	$1,014	$932
Truck Brokerage	157	89	291	200
Last Mile	83	91	157	175
Other Brokerage (1)	82	114	248	219
Total North America	876	792	1,710	1,526
Europe	203	208	405	410
Total Margin	$1,079	$1,000	$2,115	$1,936

Margin % of Revenue (3)(4)
North America
Less-Than-Truckload	43.5%	45.4%	42.1%	44.9%
Truck Brokerage	20.8%	14.7%	18.4%	16.6%
Last Mile	30.2%	33.9%	30.1%	34.0%
Other Brokerage (1)	41.3%	23.5%	33.1%	23.3%
Total North America	35.0%	32.2%	32.5%	32.3%
Europe	25.1%	26.2%	25.4%	26.4%
Overall Margin % of Revenue	33.4%	31.4%	31.5%	31.4%

(1) Other brokerage includes expedite, freight forwarding and managed transportation services, and intermodal through its date of sale in March 2022. Freight forwarding includes operations conducted outside of North America but managed by our North American entities.
(2) Margin is calculated as Revenue less cost of transportation and services (exclusive of depreciation and amortization). We also refer to this measure as gross profit.
(3) We also refer to margin % of revenue as gross profit margin.
(4) See the “Non-GAAP Financial Measures” section of the press release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Corporate and Intersegment Eliminations
Summary Financial Table
(Unaudited)
(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change %	2022	2021	Change %
Sales, general and administrative expense	$40	$55	-27.3%	$87	$117	-25.6%
Depreciation and amortization	1	3	-66.7%	2	7	-71.4%
(Gain) loss on sale of business	16	-	NM	(434)	-	NM
Transaction and integration costs	22	4	450.0%	30	8	275.0%
Restructuring costs	-	1	-100.0%	1	1	0.0%
Operating income (loss) (1)	$(79)	$(63)	25.4%	$314	$(133)	NM
Other income (expense) (2)	(1)	(3)		(2)	(1)
Depreciation and amortization	1	3		2	7
(Gain) loss on sale of business	16	-		(434)	-
Transaction and integration costs	22	4		30	8
Restructuring costs	-	1		1	1
Adjusted EBITDA (3)	$(41)	$(58)	-29.3%	$(89)	$(118)	-24.6%

NM - Not meaningful.

(1) Corporate operating loss, excluding the (gain) loss on the sale of our intermodal operation, was $63 million and $120 million, respectively, for the three and six months ended June 30, 2022.

(2) Other income (expense) consists of foreign currency gain (loss) and other income (expense).

(3) See the “Non-GAAP Financial Measures” section of the press release.

Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The following table summarizes the intersegment eliminations by line item.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$(74)	$(56)	$(138)	$(100)
Cost of transportation and services (exclusive of depreciation and amortization)	(74)	(56)	(138)	(100)

XPO Logistics, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited)

(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change %	2022	2021	Change %
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
Net income from continuing operations attributable to common shareholders	$141	$113	24.8%	$630	$176	258.0%
Debt extinguishment loss	26	-		26	8
Interest expense	31	58		68	123
Income tax provision	47	30		160	49
Depreciation and amortization expense	115	120		231	239
Unrealized loss on foreign currency option and forward contracts	-	2		-	1
(Gain) loss on sale of business	16	-		(434)	-
Transaction and integration costs	25	6		35	11
Restructuring costs	4	1		10	2
Adjusted EBITDA (1) (2)	$405	$330	22.7%	$726	$609	19.2%
Revenue (2)	$3,232	$3,186	1.4%	$6,705	$6,175	8.6%
Adjusted EBITDA margin (1) (3)	12.5%	10.4%		10.8%	9.9%

(1) See the “Non-GAAP Financial Measures” section of the press release.

(2) The second quarter of 2021 includes $266 million of revenue and $11 million of adjusted EBITDA attributable to the intermodal operation.

(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Reconciliation of Non-GAAP Measures (cont.)

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Reconciliation of Net Income from Continuing Operations and Diluted Earnings Per Share from Continuing Operations to Adjusted Net Income from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations
Net income from continuing operations attributable to common shareholders	$141	$113	$630	$176
Debt extinguishment loss	26	-	26	8
Unrealized loss on foreign currency option and forward contracts	-	2	-	1
Amortization of acquisition-related intangible assets	19	21	39	43
(Gain) loss on sale of business	16	-	(434)	-
Transaction and integration costs	25	6	35	11
Restructuring costs	4	1	10	2
Income tax associated with the adjustments above (1)	(22)	(5)	48	(14)
Adjusted net income from continuing operations attributable to common shareholders (2)	$209	$138	$354	$227

Adjusted diluted earnings from continuing operations per share (2)	$1.81	$1.22	$3.06	$2.01

Weighted-average common shares outstanding
Diluted weighted-average common shares outstanding	116	113	116	113

(1) This line item reflects the aggregate tax (expense) benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$6	$-	$6	$2
Amortization of acquisition-related intangible assets	5	5	10	10
(Gain) loss on sale of business	4	-	(74)	-
Transaction and integration costs	6	-	8	2
Restructuring costs	1	-	2	-
	$22	$5	$(48)	$14

The income tax rate applied to reconciling items excluding the (gain) loss on sale of business is based on the GAAP annual effective tax rate, excluding discrete items and contribution- and margin-based taxes. The income tax rate applied to the (gain) loss on the sale of business represents the actual tax expense impact which is considered a discrete item.

(2) See the "Non-GAAP Financial Measures" section of the press release.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Reconciliation of Cash Flows from Operating Activities of Continuing Operations to Free Cash Flow
Net cash provided by operating activities from continuing operations	$199	$231	$399	$308
Payment for purchases of property and equipment	(130)	(61)	(267)	(135)
Proceeds from sale of property and equipment	4	24	7	60
Free Cash Flow (1)(2)	$73	$194	$139	$233

(1) The second quarter of 2022 includes $28 million of cash outflows related to transaction costs.

(2) See the "Non-GAAP Financial Measures" section of the press release.

XPO Logistics, Inc.

Other Reconciliations

(Unaudited)

(In millions)

	June 30,	March 31,	December 31,
	2022	2022	2021
Reconciliation of Net Debt
Total debt	$2,912	$3,559	$3,572
Less: Cash and cash equivalents	436	1,004	260
Net debt (1)	$2,476	$2,555	$3,312

	Trailing Twelve Months Ended		Trailing Twelve Months Ended		Year Ended
	June 30,		March 31,		December 31,
	2022		2022		2021
Reconciliation of Net Leverage
Net debt	$2,476		$2,555		$3,312
Adjusted EBITDA	$1,356		$1,281		$1,239
Net leverage (1)	1.8	x	2.0	x	2.7	x

	Trailing Twelve Months Ended	Six Months Ended	Trailing Twelve Months Ended	Three Months Ended	Twelve Months Ended	Six Months Ended	Three Months Ended
	June 30,(2)	June 30,	March 31,(3)	March 31,	December 31,	June 30,	March 31,
	2022	2022	2022	2022	2021	2021	2021
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Net income from continuing operations attributable to common shareholders	$777	$630	$749	$489	$323	$176	$63
Debt extinguishment loss	72	26	46	-	54	8	8
Interest expense	156	68	183	37	211	123	65
Income tax provision	198	160	181	113	87	49	19
Depreciation and amortization expense	468	231	473	116	476	239	119
Unrealized (gain) loss on foreign currency option and forward contracts	-	-	2	-	1	1	(1)
Gain on sale of business	(434)	(434)	(450)	(450)	-	-	-
Litigation settlements	31	-	31	-	31	-	-
Transaction and integration costs	61	35	42	10	37	11	5
Restructuring costs	27	10	24	6	19	2	1
Adjusted EBITDA	$1,356	$726	$1,281	$321	$1,239	$609	$279

Return on Invested Capital

	Trailing Twelve Months Ended		As of
Select income statement items	June 30, 2022	Select balance sheet items	June 30, 2022
Adjusted EBITDA	$1,356	Equity	$1,707
(-) Depreciation	386	(+) Debt	2,912
(-) Real estate gains	40	(+) Operating lease liabilities	831
(+) Operating lease interest	31	(-) Cash	436
(-) Cash taxes	114	(-) Goodwill and intangibles	2,806
Net operating profit after tax (NOPAT) (4)	$847	Invested capital	$2,208

38% return on invested capital (1)(4)

(1) See the “Non-GAAP Financial Measures” section of the press release.
(2) Trailing twelve months ended June 30, 2022 is calculated as the six months ended June 30, 2022 plus the twelve months ended December 31, 2021 less the six months ended June 30, 2021.
(3) Trailing twelve months ended March 31, 2022 is calculated as the three months ended March 31, 2022 plus the twelve months ended December 31, 2021 less the three months ended March 31, 2021.
(4) Excluding NOPAT related to the divested intermodal operation, return on invested capital would have decreased by approximately four percentage points.